Filed Pursuant to Rule 424(b)(3)
Registration No. 333-201156

PROSPECTUS

PDVWIRELESS, INC.

1,768,600 Shares of Common Stock

This prospectus relates solely to the resale of up to an aggregate of 1,768,600 shares of our common stock, par value $0.0001 per share, by the selling stockholders identified in this prospectus. The selling stockholders acquired the shares of common stock offered by this prospectus in private placement transactions in reliance on exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). We are registering the resale of these shares of common stock by the selling stockholders to satisfy registration rights we have granted to the selling stockholders.  Registration rights granted to other selling stockholders previously included on the registration statement have expired pursuant to the terms of registration rights agreements.  The seller stockholders identified in this prospectus are considered to be affiliates of the Company and per the terms of the registration rights agreement, their registration rights continue.

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We do not know when or in what amount the selling stockholders may offer the securities for sale. The selling stockholders may sell some, all or none of the securities offered by this prospectus.

The selling stockholders will receive all proceeds from the sale of our common stock hereunder, and therefore we will not receive any of the proceeds from their sale of shares of our common stock hereunder. The shares which may be resold by the selling stockholders constituted approximately 12.4% of our issued and outstanding common stock as of June 1, 2016.

Our common stock is traded on the Nasdaq Capital Market under the symbol “PDVW.” On June 10, 2016, the last reported sale price of our common stock was $20.92 per share.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be eligible for reduced public company reporting requirements. See “Summary – We are an Emerging Growth Company.”

INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS AND IN THE APPLICABLE PROSPECTUS SUPPLEMENT BEFORE INVESTING IN ANY SECURITIES.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 17, 2016

TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	5
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	6
USE OF PROCEEDS	7
DIVIDEND POLICY	7
DESCRIPTION OF CAPITAL STOCK	8
SELLING STOCKHOLDERS	14
PLAN OF DISTRIBUTION	15
LEGAL MATTERS	18
EXPERTS	18
WHERE YOU CAN FIND MORE INFORMATION	18
INFORMATION INCORPORATED BY REFERENCE	19

THE COMPANY HAS NOT REGISTERED THE SHARES OF COMMON STOCK THAT MAY BE SOLD BY THE SELLING STOCKHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE. SELLING STOCKHOLDERS, AND ANY BROKERS OR DEALERS, EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THAT THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH SALES OF THE SHARES OCCUR AS OF THE TIME OF SUCH SALES, OR THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS OF SUCH STATES.

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date. Information contained on our website, or any other website operated by us, is not part of this prospectus.

For investors outside the United States: We have not, and the selling stockholders have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

1

SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before buying securities in this offering. You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein or therein by reference, before making an investment decision. As used in this prospectus, “we,” “us,” “pdvWireless” and “our” refer to pdvWireless, Inc., a Delaware corporation.

Overview

We are a private wireless communications carrier and provider of mobile workforce communication and location based solutions focused on increasing the productivity of our customers’ field-based workers and the efficiency of their dispatch and call center operations.  We have commenced launching push-to-talk (“PTT”) networks in major markets throughout the United States.  Our proprietary and industry-validated suite of mobile communications and workforce management applications improve team communication and field documentation across a wide array of industries, including transportation, distribution, construction, hospitality, waste management and field services.  At the same time, we are pursuing a number of spectrum opportunities and initiatives, including but not limited to, a FCC regulatory process aimed at the realignment of our spectrum to be able to deploy broadband technologies to enterprises.  We maintain offices in Woodland Park, New Jersey, Reston, Virginia and San Diego, California.  We also maintain a sales office in West Conshohocken, Pennsylvania.

We are currently deploying and operating dedicated, wide-area, two-way radio networks that offer PTT communications services to primarily dispatch-centric, small and medium-sized businesses.  In June 2015, we commercially launched our PTT service, which we market as DispatchPlus™, in the greater, Houston, Texas metropolitan area.  We commenced service in six additional major metropolitan markets during fiscal 2016, including:  Dallas, Atlanta, Philadelphia, Chicago, the greater New York area and Baltimore/Washington.  Currently, we are in the process of completing two additional tower sites thatwe had initially designed for two of these markets.  In addition, in a number of markets, we have or are in the process of deploying additional sites to expand our coverage area in these markets based on specific customer opportunities and/or our assessment of market opportunities.

We offer our DispatchPlus communications solutions, which combines pdvConnect™, our proprietary suite of mobile communication and workforce management applications with state-of-the-art digital network architecture and mobile devices manufactured by Motorola Solutions, Inc. and its subsidiaries (“Motorola”).  Built with the commercial dispatch user in mind, Motorola’s digital network architecture allows us to provide highly reliable, instant and wide-area PTT communication solutions to our customers.  Also developed for dispatch-centric businesses, pdvConnect is an easy to use and efficient mobile communication and workforce management solution that enable businesses to locate and communicate with their field workers and improve the documentation of work events and job status.

We expect that our DispatchPlus business will become our principal near term operating business.  We primarily market our DispatchPlus service to customers indirectly through third-party dealers selected from Motorola’s nationwide dealer network and other select wireless dealers.  We support our indirect sales representatives by providing them with training, marketing and advertising support from our internal sales and marketing team.  We are also implementing a number of sales initiatives, including lead generation programs and hiring additional sales resources.  We believe this approach of utilizing existing wireless dealers to serve as our indirect sales representatives, coupled with our focused direct sales and marketing efforts and initiatives, will enable us to establish a presence in our markets and help to reduce the upfront costs of establishing a nationwide sales and distribution network.

To date, sales of our DispatchPlus service have been slower to ramp-up than our initial expectations for a number of reasons, including but not limited to, the performance of our indirect, third-party sales representatives longer initial sales cycle, and coverage gaps in certain markets due to delays in our deployment of planned sites that were not or have not yet been completed.  On the positive front, our sales prospects are growing and initial feedback from early customers and prospects indicates strong interest in our DispatchPlus service offering.  Further, we are currently focusing our resources on the seven markets where we have commenced service.  That focus includes trialing and implementing a number of sales and marketing initiatives and strategies aimed at increasing sales of our DispatchPlus service and developing a predictable sales funnel and process.

We intend to continue to focus our efforts on the initial seven markets where we have commenced service until we determine which sales and marketing approaches produce the best results.  We have, however, continued to prepare for the rollout of our DispatchPlus service in more than thirteen additional markets by completing initial network designs and in some markets pursuing site development efforts, including site selection and lease negotiation.  This approach will allow us to more quickly and effectively proceed with new market deployments when we determine it is best to do so.  We also believe this approach will provide us with additional time and financial flexibility to refine our longer term strategies including those related to our Joint Petition.

Concurrently with launching our DispatchPlus business, we are pursuing initiatives to increase the efficiency and capacity of the spectrum licenses we hold, including filing (together with the Enterprise Wireless Alliance) a Joint Petition for Rulemaking with the FCC proposing a realignment of a portion of the 900 MHz spectrum from narrowband to broadband.  We have responded to all requests for information from the FCC and other interested parties, and we are currently awaiting FCC action.  The FCC’s action may take a number of forms ranging from:  a Notice of Proposed Rulemaking, to a Notice of Inquiry, to a dismissal of the Joint Petition without further action.  To our knowledge, the FCC has not reached a decision on the Joint Petition. We currently believe that the most likely outcome is that the FCC will adopt a Notice of Inquiry as the next step in the process.  We, however, do not know the content or scope of a potential Notice of Inquiry.  A Notice of Inquiry is a vehicle for the FCC to gather additional information for the record.  If the FCC elects to adopt a Notice of Inquiry, it could request additional information and input on the optimal use of the 900 MHz band generally.  A Notice of Inquiry could also request information on the specific issues and proposed solutions raised by us and other commentators in the proceeding.   The adoption of a Notice of Inquiry does not mean that the FCC has denied our Joint Petition, or that our Joint Petition will not ultimately result in a Notice of Proposed Rulemaking.  We continue to believe in the merits of our proposal, and that our Joint Petition is consistent with the FCC’s past practices and policies.  Nevertheless, obtaining a favorable result from the FCC may take a significant amount of time and resources. Moreover, there is no assurance that the FCC will adopt our proposed rules, or ultimately approve our Joint Petition.

In addition to this regulatory action, we are also pursuing a number of broadband and additional spectrum and wireless service opportunities, including acquiring additional spectrum to support our realignment efforts and the deployment of a future broadband network, attempting to build consensus with incumbents in the 900 MHz band, developing a strategic plan for our future deployment of a broadband or other wireless services in the 900 MHz band, and evaluating whether existing technologies and equipment can be used to support our spectrum initiatives and opportunities.   In addition to our opportunities in the 900 MHz band, we are pursuing additional spectrum and related wireless service opportunities. The potential opportunities we have been exploring include the First Responder Network Authority (“FirstNet”), which involves government plans and a related process to provide spectrum and a substantial amount of funding for the build-out and operation of a dedicated Nationwide Public Safety Broadband Network (“NPSBN”) that also may be used, on a non-priority, excess capacity basis, to meet the wireless service needs of a variety of commercial customers.  There is no assurance, however, that we will be successful in our pursuit of spectrum opportunities related to FirstNet or any other spectrum opportunities that we identify and attempt to pursue.

Prior to acquiring our 900 MHz spectrum, we were engaged in the development and sale of wireless communications applications, marketed primarily under the name pdvConnect.  We primarily offer these applications indirectly to the end users of two Tier 1 wireless communications carriers in the United States and, until July 2015, one international wireless communications carrier under licensing agreements between these carriers and us.  We also offer these applications directly to end users.

Corporate Information

We were incorporated in California in 1997, and reincorporated in Delaware in May 2014.  In November 2015, we changed our name from Pacific DataVision, Inc. to pdvWireless, Inc.  Our principal executive offices are located at 3 Garret Mountain Plaza, Suite 401, Woodland Park, NJ 07424. Our main telephone number is (973) 771-0300. Our internet website is located at http://www.pdvwireless.com. Information contained on our website is not part of the registration statement of which this prospectus is a part.  Our principal executive offices are located at 3 Garret Mountain Plaza,  Suite 401,  Woodland Park, NJ 07424, and our phone number is (973) 771-0300.

Stock Exchange Listing

On February 3, 2015, shares of our common stock became listed for trading on the Nasdaq Capital Market under the symbol “PDVW.”

Summary Risk Factors

An investment in the shares of our common stock involves risks. You should consider carefully the risks discussed below and described more fully along with other risks under “Risk Factors” in this prospectus before investing in our common stock; including

•

We have a limited history with respect to the implementation of our principal PTT business plans and with the spectrum realignment efforts we are pursuing with the FCC, which makes it difficult to evaluate our prospects and future financial results, and our business activities, strategic approaches and plans may not be successful.

•	We have had net losses each year since our inception, and may not achieve or maintain profitability in the future.
•	We rely on the selling efforts of third-party sales representatives, such as Motorola’s dealer network, and if these parties do not perform, our business will be adversely affected.
•	We rely on Motorola to design, develop and supply our PTT network equipment and mobile handsets and devices.

•	We may not be able to successfully operate our PTT business.
•	Spectrum is a limited resource, and we may not be able to obtain sufficient spectrum to support our spectrum initiatives and our planned business operations and future growth.
•	Our Joint Petition for Rulemaking may not be successful, or may take more time or be more costly than anticipated.
•	We depend on our executive officers and key personnel.
•	We have a limited trading history and there is no assurance that a robust market in our common stock will develop or be sustained.

We are an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to:

•	Not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002;
•	Reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
•	Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year following January 26, 2020, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, (c) the date on which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior September 30th, and (d) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We have elected to take advantage of certain of the reduced disclosure requirements in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies.

The Offering

Common Stock Offered by the Selling Stockholders

A total of up to 1,768,600 shares of our common stock. The selling stockholders may from time to time sell some, all or none of the shares of common stock pursuant to the registration statement of which this prospectus is a part.

Shares of Common Stock Outstanding(1)	14,300,790

Use of Proceeds

The selling stockholders will receive all of the proceeds from the sale of shares of our common stock. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

Dividend Policy

We currently intend to retain our future earnings, if any, to finance the development and expansion of our business and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments and such other factors as our board of directors deems relevant in its discretion. See “Dividend Policy.”

Risk Factors	Investing in our common stock involves a high degree of risk. For a discussion of factors you should consider in making an investment, see “Risk Factors” beginning on page 5.

Trading Symbol	“PDVW”

(1)The number of shares of our common stock outstanding is based on the number of shares of our common stock outstanding as of March 31, 2016, including the shares held by the selling stockholders. This number does not include as of March 31, 2016:

(i)issued and outstanding stock options to purchase 1,743,200 shares of our common stock at a weighted average exercise price of $22.99 per share;

(ii)issued and outstanding restricted stock units for 261,971 shares of our common stock;

(iii)a warrant to purchase 6,039 shares of our common stock at an exercise price of $82.79 per share;

(iv)663,442  shares of our common stock which are available for future issuance under our 2014 Stock Plan and the annual increases in the number of shares authorized under our 2014 Stock Plan with the next occurring on January 1, 2017; and

(v)500,000 shares of common stock issuable to Motorola upon conversion of the Class B Units of our subsidiary, PDV Spectrum Holding Company, LLC, issued to Motorola.

RISK FACTORS

Investment in our common stock involves risks. Prior to making a decision about investing in our common stock, you should consider carefully the risk factors incorporated by reference in this prospectus, including the risk factors described in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, filed with the SEC on June 13, 2016. Those risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our common stock could decline, and you may lose all or part of your investment.  Please refer to the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. Our forward-looking statements are generally, but not always, accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “should,” “will,” “may,” “plan,” “goal,” “can,” “could,” “continuing,” “ongoing,” “intend” or other words that convey the uncertainty of future events or outcomes. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. There can be no assurance that actual developments will be those anticipated by us. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to:

•

 we have a limited operating history with respect to our near-term principal business, providing push-to-talk (“PTT”) mobile communication services to targeted small and medium-sized business customers in major market areas throughout the United States;

•

customers may not adopt and continue to use our DispatchPlus™ service, which consists of pdvConnect™, our proprietary suite of mobile communications and workforce management applications, and Motorola Solutions, Inc.’s digital technology  network architecture and mobile devices;

•

our broadband initiatives, including our Federal Communications Commission (“FCC”) petition aimed at realigning our spectrum from narrowband to broadband, and the other spectrum opportunities we pursue, may not be successful on a timely basis or at all, and may require significant time and attention from our senior management team and our expenditure of significant resources;

•	we rely on Motorola to supply the network equipment and devices we utilize to provide our DispatchPlus service;
•	we primarly rely on the selling efforts of third party wireless dealers, including Motorola’s dealer network, to sell our DispatchPlus service;
•	the wireless communication industry is highly competitive and we may not compete successfully;
•

many of the third parties who have objected to our broadband initiatives or with whom we are competing against for spectrum opportunities may have more resources, and greater political and regulatory influence, than we do;

•	we may not be able to enter our targeted markets quickly enough, or penetrate our targeted customer groups in those markets deeply enough, to successfully operate our business;
•	spectrum is a limited resource, and we may not be able to obtain sufficient spectrum to support our planned business operations and any broadband opportunities we pursue;
•	our spectrum is a key asset and spectrum values may fluctuate significantly based on supply and demand, as well as technical and regulatory changes; and
•	government regulation could adversely affect our business and prospects.

These and other important factors, including those discussed in this prospectus, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. The inclusion of this forward-looking information should not be regarded as a representation by us, the selling stockholders or any other person that the future plans, estimates or expectations contemplated by us will be achieved. All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders pursuant to this prospectus. The selling stockholders will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock, and we do not currently anticipate declaring or paying cash dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings, if any, to finance the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments and such other factors as our board of directors deems relevant in its sole discretion. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors – Risks Related to an Investment in our Common Stock – We do not intend to pay dividends on our common stock for the foreseeable future” contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, filed with the SEC on June 13, 2016.

DESCRIPTION OF CAPITAL STOCK

The following information describes our common stock and preferred stock, as well as certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. This description is only a summary. You should also refer to our amended and restated certificate of incorporation and amended and restated bylaws, which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a $0.0001 par value per share, and 10,000,000 shares of preferred stock, with a $0.0001 par value per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of June 1, 2016, there were 14,300,790 shares of common stock issued and outstanding, held of record by 252 stockholders, although we believe that there may be a significantly larger number of beneficial owners of our common stock. We derived the number of stockholders by reviewing the listing of outstanding common stock held by record holders as recorded by our transfer agent as of June 1, 2016.

The following is a summary of the material provisions of the common stock and preferred stock provided for in our amended and restated certificate of incorporation and amended and restated bylaws. For additional detail about our capital stock, please refer to our amended and restated certificate of incorporation and amended and restated bylaws.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available, subject to preferences that may be applicable to preferred stock, if any, then outstanding. In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Our common stock is listed on the NASDAQ Capital Market under the symbol “PDVW.” The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company. Its address is 17 Battery Place, New York, NY 10004, and its telephone number is (212) 509-4000.

Preferred stock

The following description of preferred stock and the description of the terms of any particular series of preferred stock that we choose to issue hereunder and that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to our amended and restated certificate of incorporation and the certificate of designation relating to any series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. There are no restrictions presently on the repurchase or redemption of any shares of our preferred stock.

The prospectus supplement for a series of preferred stock will specify:

•	the maximum number of shares;
•	the designation of the shares;
•

the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date or dates on which dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

•

the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;
•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;
•

the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	the voting rights; and
•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

The issuance of preferred stock will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

•	restricting dividends on the common stock;
•	diluting the voting power of the common stock;
•	impairing the liquidation rights of the common stock; or
•	delaying or preventing changes in control or management of our company.

We have no present plans to issue any shares of preferred stock nor are any shares of our preferred stock presently outstanding. Preferred stock will be fully paid and nonassessable upon issuance.

Effect of Certain Provisions of our Amended and Restated Certificate of Incorporation and Bylaws

        Provisions of our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

        Undesignated preferred stock.    The authority of our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest, or otherwise by making it more difficult or more costly to obtain control of our company. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

        Limits on ability of stockholders to call a special meeting.    Our amended and restated certificate of incorporation and our amended and restated bylaws generally provide that special meetings of our stockholders may be called only by the Chairman of the board of directors, our Chief Executive Officer or by resolution of the board of directors. Stockholders are not permitted to call a special meeting or require our board of directors to call a special meeting.

Limits on stockholder action by written consent.    Any action required or permitted to be taken by the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of all of the issued and outstanding capital stock of the Company authorized by law or by the amended and restated certificate of incorporation to vote on such action.

        Requirements for advance notification of stockholder nominations and proposals.    Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. However, our amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

         No cumulative voting.    The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws do not expressly provide for cumulative voting.

Size of Board and Vacancies.  Our amended and restated bylaws provide that the number of directors on our board of directors is fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies in the board of directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by (i) a majority vote of the directors based on the total number of designated directors, though less than a quorum, or by the sole remaining director or (ii) the stockholders holding a majority of the voting power of all of the then outstanding shares of capital stock of the Company authorized by law or by the charter to vote on such action at a duly called annual meeting or a duly called special meeting of stockholders (including the special election meeting discussed below). The directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders, and until their respective successors are elected, except in the case of the death, incapacity, resignation or removal of any director.

        Amendments of governance documents.    Our charter and our bylaws provide that the affirmative vote of the holders of at least sixty-six and two-thirds (66 2⁄3%) of our voting stock then outstanding is required to amend certain provisions relating to the number, term, election and removal of our directors, the filling of our board vacancies, stockholder notice procedures, the calling of special meetings of stockholders, and the indemnification of directors.

Limitations on Liability, Indemnification of Officers and Directors and Insurance.

The Delaware General Corporation Law (DGCL) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, subject to certain exceptions, by provision of the corporation’s certificate of incorporation. Our amended and restated certificate of incorporation contains a provision eliminating the personal liability of our directors to the fullest extent permitted by the DGCL. In addition, our amended and restated certificate of incorporation includes provisions that require us to indemnify, to the fullest extent allowable under the DGCL, our directors and officers for monetary damages for actions taken as our director or officer, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation also provides that we must advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL.

We are also expressly authorized by the DGCL to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees for some liabilities. The limitation of liability and indemnification and advancements provisions in our amended and restated certificate of incorporation and amended and restated bylaws, respectively, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, the provision in our amended and restated certificate of incorporation eliminating the personal liability of our directors to the fullest extent permitted by the DGCL does not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties, including the duty of care. The indemnification provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a derivative or direct suit, we pay the litigation costs of our directors and officers and the costs of settlement and damage awards against directors and officers pursuant to these indemnification and advancements provisions.

We expect to maintain standard policies of insurance that provide coverage (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification and advancements payments that we may make to such directors and officers.

We have entered into an indemnification agreement with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Insofar as the above described indemnification provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we understand that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 generally prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/[3]% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of either the assets or outstanding stock of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines interested stockholder as an entity or person who, together with affiliates and associates, beneficially owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

 The provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

June 2014 Private Placement Registration Rights

In connection with a June 2014 private placement of our common stock, we entered into a registration rights agreement with FBR for the benefit of the holders of shares of our common stock purchased in the June 2014 private placement.

Pursuant to the registration rights agreement, we filed with the SEC a shelf registration statement registering for resale the registrable shares (as defined in the registration rights agreement) plus any additional shares of common stock issued in respect thereof whether by stock dividend, stock distribution, stock split, or otherwise. The shelf registration statement was declared effective by the SEC on January 26, 2015.

We will use our commercially reasonable efforts to, subject to the blackout periods described below, continuously maintain the effectiveness of the resale shelf registration statement under the Securities Act until:

•

all shares of common stock covered by the resale registration statement (a) have been resold in accordance with the resale shelf registration statement; (b) have been transferred pursuant to Rule 144 (or any successor or analogous rule) under the Securities Act; or (c) have been sold to us or cease to be outstanding; or

•

once the registrable shares (a) have been transferred to an unrestricted CUSIP, (b) were, as of the effective date of the resale shelf registration statement listed for trading on the New York Stock Exchange, the NASDAQ Global Market or a similar national securities exchange, (c) were qualified under the applicable state securities or “blue sky” laws of all 50 states, and (d) can be sold under Rule 144 without limitation as to manner of sale or volume.

We will be permitted, under limited circumstances, to suspend the use, from time to time, of the prospectus that is part of the resale shelf registration statement (and therefore suspend sales under the resale shelf registration statement) for certain periods, referred to as “blackout periods,” if, among other things, any of the following occurs:

•

the representative of the underwriters of an underwritten offering of primary shares by us has advised us that the sale of shares of our common stock under the resale shelf registration statement would have a material adverse effect on such underwritten offering of primary shares;

•

a majority of the independent members of our board of directors determines in good faith that: (1) the offer or sale of any shares of our common stock under the resale shelf registration statement would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization or other significant transaction involving us; (2) after the advice of counsel, the sale of the shares covered by the resale shelf registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; and (3) either (x) we have a bona fide business purpose for preserving the confidentiality of the proposed transaction, (y) disclosure would have a material adverse effect on us or our ability to consummate the proposed transaction, or (z) the proposed transaction renders us unable to comply with SEC requirements, in each case under circumstances that would make it impracticable or inadvisable to cause the resale shelf registration statement (or such filings) to become effective or promptly amend or supplement the resale shelf registration statement, as applicable; or

•

a majority of the independent members of our board of directors determines in good faith, after the advice of counsel, that we are required by law, rule or regulation, or that it is in our best interests, to supplement the resale shelf registration statement or file a post-effective amendment to the resale shelf registration statement in order to incorporate information into the resale shelf registration statement for the purpose of: (1) including in the resale shelf registration statement any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflecting in the prospectus included in the resale shelf registration statement any facts or events arising after the effective date of the resale shelf registration statement (or of the most-recent post-effective amendment) that, individually or in the aggregate, represent a fundamental change in the information set forth in the prospectus; or (3) including in the prospectus included in the resale shelf registration statement any material information with respect to the plan of distribution not disclosed in the resale shelf registration statement or any material change to such information.

The cumulative blackout periods may not exceed an aggregate of 90 days in any rolling 12-month period or more than 60 days in any rolling 90-day period.

In addition to this limited ability to suspend use of the resale shelf registration statement, until we are eligible to incorporate by reference into the resale shelf registration statement our periodic and current reports that will be filed after the effectiveness of the resale shelf registration statement, we will be required to amend or supplement the resale shelf registration statement to include our quarterly and annual financial information and other developments material to us. Therefore, sales under the resale shelf registration statement may be suspended at certain times until the amendment or supplement, as the case may be, is filed and effective.

A holder that sells our common stock pursuant to the resale shelf registration statement generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations). In addition, each such holder of our common stock may be required to deliver information to be used in connection with the resale shelf registration statement in order to have such holder’s shares of our common stock included in the resale shelf registration statement.

Registration Rights Granted to Sprint and Motorola

In connection with the closing of an acquisition of spectrum assets from Sprint Corporation in September 2014 as described in our filings with the SEC, we entered into a registration rights agreement with Sprint, providing Sprint registration rights with respect to 500,000 shares of common stock we issued in connection with the closing of the acquisition of spectrum assets and providing Sprint the same rights and privileges with respect to such shares of common stock as those granted to the other selling stockholders in connection with the June 2014 private placement and described above. Pursuant to a membership issuance agreement we entered into with Motorola, Motorola has registration rights for the shares of our common stock underlying the Class B Units of our subsidiary, PDV Spectrum Holding Company, LLC, held by Motorola and the membership issuance agreement provides Motorola the same rights and privileges with respect to such underlying shares of our common stock as those granted to the other selling stockholders in connection with the June 2014 private placement and described above.

Additional Registration Rights

Pursuant to an Amended and Restated Investor Rights Agreement, dated October 2010, by and among the Company and investors named therein, as amended, as of June 1, 2016, holders of 556,940 shares of our common stock were entitled to rights with respect to the registration of their shares under the Securities Act, including piggy-back registration rights, which they have agreed to waive in connection with this offering. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

Stock Exchange Listing

On February 3, 2015, shares of our common stock became listed for trading on the Nasdaq Capital Market under the symbol “PDVW.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

SELLING STOCKHOLDERS

This prospectus covers shares of our common stock sold in the private placement. Some of the shares sold in the private placement were purchased by FBR Capital Markets & Co., or FBR, as initial purchaser, and resold by it to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, and to certain persons outside of the United States in offshore transactions in reliance on Regulation S under the Securities Act, in each case pursuant to an exemption from registration under the Securities Act. The remaining shares sold in the private placement were sold directly to “accredited investors” as defined in Rule 501(a) under the Securities Act pursuant to an exemption from registration under the Securities Act. FBR acted as sole placement agent in the private placements.

When we refer to the selling stockholders in this prospectus, we mean those persons listed in the table below, as well as the permitted transferees, pledgees, donees, assignees, successors and others who later come to hold any of the selling stockholders’ interests other than through a public sale.

The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock set forth in the following table. There is no requirement for the selling stockholders to sell their shares, and we do not know when, or if, or in what amount the selling stockholders may offer the securities for sale pursuant to this prospectus.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of June 1, 2016. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented. Information concerning the selling stockholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. We cannot give an estimate as to whether the selling stockholders will in fact sell any or all of their shares of common stock.

To our knowledge and except as noted below or elsewhere in this prospectus, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our affiliates.

	Beneficial ownership as of the date of this Prospectus		Shares registered pursuant to this prospectus (maximum number that may be sold)	Beneficial ownership after the Offering
Selling Stockholders	Shares	Percentage of class		Shares	Percentage of class
Cerberus Capital Management, L.P.(1)	3,506,457	24.52%	1,768,600	1,737,857	12.15%

Beneficial ownership of shares and percentage ownership are determined in accordance with the SEC’s rules. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options, warrants or restricted stock units held by that individual or entity that are either currently exercisable or exercisable within 60 days from the date of this prospectus are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. We have based our calculations of the percentage of beneficial ownership on 14,300,790 shares of common stock outstanding as of June 1, 2016.

(1)Includes (i) 2,876,618 shares of common stock held by Cerberus Institutional Partners V, LP, (ii) 357,326 shares of common stock held by Cerberus International II Master Fund, LP, (iii) 270,164 shares of common stock held by Cerberus Partners II, L.P. and (iv) 2,349 shares held by Cerberus Institutional Partners VI, L.P. We have been informed by the selling stockholder that Stephen Feinberg, through one or more intermediaries, exercises sole voting and dispositive power over the shares held by Cerberus Institutional Partners V, L.P., Cerberus International II Master Fund, L.P. and Cerberus Partners II, L.P.  The address for Cerberus Capital Management, L.P. is 875 Third Avenue, New York, New York 10022.

PLAN OF DISTRIBUTION

General

We have registered the shares of common stock covered by this prospectus to permit the selling stockholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the shares offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the shares less any discounts and commissions. Each selling stockholder reserves the right to accept and, together with their respective agents, to reject, any proposed purchases of shares to be made directly or through agents.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock offered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The prices at which the selling stockholders may sell the shares of common stock may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties. The selling stockholders may use any one or more of the following methods when selling the shares of common stock offered by this prospectus:

•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•  an exchange distribution in accordance with the rules of the applicable exchange;

•  privately negotiated transactions;

•settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•  a combination of any such methods of sale;

•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•any other method permitted pursuant to applicable law; or

•  under Rule 144, Rule 144A or Regulation S under the Securities Act, if available, rather than under this prospectus.

Our common stock began trading on the Nasdaq Capital Market on February 3, 2015. As a result, there is limited trading history and volume in our common stock and we cannot be assured that a more active or liquid trading market for our common stock will develop or be sustained if it does develop, either of which could materially and adversely affect the market price of our common stock and the ability of stockholders to sell their shares at the volume, prices and times desired.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. In compliance with FINRA guidelines, the maximum commission or discount to be received by an FINRA member or independent broker-dealer may not exceed 8% for the sale of any securities registered hereunder. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus. The selling stockholders have advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We are required to pay and have paid certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Each selling stockholder has in turn agreed to indemnify us for certain specified liabilities. See “Description of Capital Stock – Registration Rights Agreements – June 2014 Private Placement Registration Rights.”

In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and in compliance.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

In accordance with FINRA Rule 5110(g)(1), FBR and any persons related to FBR who purchased or otherwise acquired shares (i) in the private placement (ii) subsequent to the initial filing of the registration statement of which this prospectus is a part and deemed to be underwriting compensation by FINRA, and/or (iii) that are excluded from underwriting compensation pursuant to FINRA Rule 5110(d)(5), will agree not to sell, transfer, assign, pledge, hypothecate or subject to any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such shares, for the 180-day period prescribed by FINRA Rule 5110(g)(1), except as otherwise provided in FINRA Rule 5110(g)(2).

CUSIP Number

The Committee on Uniform Securities Identification Procedures assigns a unique number, known as a CUSIP number, to a class or issue of securities in which all of the securities have similar rights. Upon issuance, the shares of common stock covered by this prospectus included shares with a CUSIP number based on the shares being issued by FBR, as the initial purchaser, under Rule 144A. Prior to any registered resale, all of the securities covered by this prospectus are restricted securities under Rule 144 and their designated CUSIP number refer to such restricted status.

Any sales of shares of our common stock by means of this prospectus must be settled with shares of common stock bearing our general (not necessarily restricted) common stock CUSIP number. A selling stockholder named in this prospectus may obtain shares bearing our general common stock CUSIP number for settlement purposes by presenting the shares to be sold (with a restricted CUSIP), together with a certificate of registered sale, to our transfer agent, Continental Stock Transfer & Trust Co. The form of certificate of registered sale is available from us upon request. The process of obtaining such shares might take a number of business days. SEC rules generally require trades in the secondary market to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, a selling stockholder who holds securities with a restricted CUSIP at the time of the trade might wish to specify an alternate settlement cycle at the time of any such trade to provide sufficient time to obtain the shares with an unrestricted CUSIP in order to prevent a failed settlement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, San Diego, California.  Certain attorneys affiliated with Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP collectively own an aggregate of 10,952 shares of our common stock.

EXPERTS

The consolidated financial statements of pdvWireless, Inc. and subsidiary as of March 31, 2016, 2015 and 2014 and for the years then ended, have been incorporated herein by reference in reliance upon the report of PKF O’Connor Davies, LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We have filed with the SEC a registration statement under the Securities Act of 1933 relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under “Incorporation by Reference” are also available on our Internet website, www.pdvwireless.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, filed on June 13, 2016 (File No. 001-36827);
•	our current reports on Form 8-K filed on May 9, 2016 (File No. 001-36827- 161632677) and June 1, 2016 (File No. 001-36827-161687473); and
•

the description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on January 30, 2015 pursuant to Section 12(b) of the Exchange Act (File No. 001-36827
15563224).

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

pdvWireless, Inc.
Attn: Investor Relations
3 Garret Mountain Plaza

Suite 401

Woodland Park, New Jersey

(973) 771-0300

You may also access the documents incorporated by reference in this prospectus through our website at www.pdvWireless.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

Up to 1,768,600 Shares

Common Stock

PROSPECTUS

 pdvWireless, Inc.

June 17, 2016